Exhibit 99.1

Singularity Future Technology Announces 1-for-10 Reverse Stock Split

Great Neck, N.Y., Jan. 30, 2024 (GLOBE NEWSWIRE) -- Singularity Future Technology Ltd. (Nasdaq: SGLY) (“Singularity” or the “Company”) today announced a 1-for-10 reverse stock split of its Common Stock, effective on February 9, 2024. Beginning on February 12, 2024, the Company’s Common Stock will trade on The Nasdaq Stock Market on a split adjusted basis. Trading in the common stock will continue on the Nasdaq Stock Market under the symbol “SGLY”. The new CUSIP number for the common stock following the reverse stock split will be 82935V 307.

At the Company’s annual meeting of stockholders on October 18, 2023, the stockholders approved a proposal to amend the Company’s Amended and Restated Articles of Incorporation to effect a reverse split of the Company’s outstanding common stock at a ratio in the range of 1-for-2 to 1-for-10 to be determined at the discretion of the Board of Directors, whereby each outstanding 2 to 10 shares would be combined, converted and changed into 1 share of Common Stock.

Upon effectiveness of the reverse stock split, every 10 shares of the Company’s issued and outstanding common stock will automatically be converted into one share of issued and outstanding common stock. No fractional shares will be issued as a result of the reverse stock split. Instead, any fractional shares that would have resulted from the split will be rounded up to the next whole number.

Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. Stockholders holding physical stock certificates will also generally receive book-entry shares instead of their existing certificates, The Company’s transfer agent will send further instructions.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing of the common stock on the NASDAQ Stock Market. Following the reverse stock split, the Company’s 34,515,526 issued and outstanding shares of common stock will amount to approximately 3,451,553 shares of common stock issued and outstanding, exclusive of shares issuable under outstanding options and warrants. The reverse stock split will not affect the number of total authorized shares of common stock of the Company.

About Singularity Future Technology Ltd.

The Company is a global logistics integrated solution provider that was founded in the United States in 2001. The Company primarily focuses on providing freight logistics services, which mainly include shipping, warehouse, resources, equipment, and other logistical support to steel companies and e-commerce businesses.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the integration of acquired businesses and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

For more information, please contact:

IR@singularity.us
Phone number: 718-888-1814